Exhibit 99.1

NuStar GP Holdings, LLC Reports Increase in First Quarter 2012 Distributable Cash Flows

SAN ANTONIO, April 25, 2012 — NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the first quarter of 2012 was $21.9 million, or $0.52 per unit, compared to $20.6 million, or $0.49 per unit, for the first quarter of 2011.  First quarter 2012 net income was $11.0 million, or $0.26 per unit, compared to $10.2 million, or $0.24 per unit, for the first quarter of 2011.

With respect to the quarterly distribution to unitholders for the first quarter of 2012, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.51 per unit.  This quarterly distribution represents an increase of $0.03 per unit, or 6.3 percent, over the $0.48 distribution for the first quarter of 2011.  The first quarter 2012 distribution will be paid on May 15, 2012, to holders of record as of May 8, 2012.

 “NuStar GP Holdings, LLC should benefit from NuStar Energy L.P.’s projections of increased distributable cash flow and EBITDA in 2012,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “NuStar Energy L.P.’s large 2012 internal growth program should have a positive impact on the future growth of NuStar GP Holdings, LLC’s distributable cash flow and distributions.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 25, 2012, to discuss the financial results for the first quarter of 2012.  Investors interested in listening to the presentation may call 800/622-7620, passcode 67573485.  International callers may access the presentation by dialing 706/645-0327, passcode 67573485. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 67573485.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 14.2 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

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This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company.  These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended
	March 31,
	2012	2011
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$11,772	$11,342

General and administrative expenses	(857)	(744)
Other income (expense), net	136	(619)
Interest expense, net	(133)	(178)

Income before income tax benefit	10,918	9,801
Income tax benefit	128	382
Net income	$11,046	$10,183

Basic and diluted net income per unit	$0.26	$0.24

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$331	$398
General partner incentive distribution	9,816	8,568
General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	10,147	8,966
Limited partner interest in earnings of NuStar Energy L.P.	2,346	3,097
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)
Equity in earnings of NuStar Energy L.P.	$11,772	$11,342

Distributable Cash Flow (Note 1):
Cash distributions expected from NuStar Energy L.P. associated with:
General partner interest	$1,782	$1,592
General partner incentive distribution	9,816	8,568
Limited partner interest - common units	11,211	11,022
Total cash distributions expected from NuStar Energy L.P.	22,809	21,182
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(857)	(744)
Income tax benefit	128	382
Interest expense, net	(133)	(178)
Distributable cash flow	$21,947	$20,642

Weighted average number of common units outstanding	42,574,419	42,544,659

Distributable cash flow per unit	$0.52	$0.49

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.51	$0.48

Total distribution	$21,720	$20,422

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.

NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended
	March 31,
	2012	2011
Net Income	$11,046	$10,183
Less equity in earnings of NuStar Energy L.P.	(11,772)	(11,342)
Plus cash distributions expected from NuStar Energy L.P.	22,809	21,182
Other (income) expense, net	(136)	619
Distributable cash flow	21,947	20,642
Less cash distributions expected from NuStar Energy L.P.	(22,809)	(21,182)
Plus distributions of equity in earnings of NuStar Energy L.P.	11,772	11,342
Net effect of changes in operating accounts	(2,714)	(915)
Net cash provided by operating activities	$8,196	$9,887